UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
  ------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:





                     [LETTERHEAD OF NASHUA CORPORATION]


FOR IMMEDIATE RELEASE

                                   Contact:   Paul Verbinnen/Judy Brennan
                                              Sard Verbinnen & Co.
                                              212-687-8080


           NASHUA FILES DEFINITIVE PROXY FOR 2000 ANNUAL MEETING

BOARD SAYS WILL ELIMINATE RIGHTS PLAN IF SHAREHOLDERS APPROVE GABELLI PROPOSAL

                 COMPANY REITERATES VIGOROUS OPPOSITION TO
              "NEWCASTLE" PROPOSAL TO NOMINATE DISSIDENT SLATE
                  ---------------------------------------

      NASHUA, N.H., MARCH 21, 2000 -- Nashua Corporation (NYSE: NSH) said today that it has filed a definitive proxy statement for its annual meeting of stockholders to be held on April 25, 2000. Nashua's Board of Directors has fixed the close of business on March 14, 2000 as the record date for determining the stockholders having the right to notice and to vote at the meeting.

      At the meeting, shareholders will elect a Board of Directors for the ensuing year and consider and take action upon a proposal made by GAMCO Investors, Inc., an affiliate of the Gabelli Funds, Inc., and related entities -- collectively an 18% holder of Nashua -- to redeem the Preferred Stock Purchase Rights issued in July, 1996. Although the Gabelli proposal does not require the Board to take the requested action if approved by shareholders, the Board intends to redeem the Rights if the majority of shareholders at the annual meeting support the proposal.

      Separately, the Board reiterated its intention to vigorously oppose a proposal by the Newcastle Partners' Value Realization Committee -- a shareholder group representing approximately 1.9% of Nashua's outstanding common shares -- to nominate four directors for election to the seven-member Nashua Board. Nashua has nominated all seven of its directors for re-election.

      Said Gerald G. Garbacz, chairman, president and chief executive officer of Nashua, and one of the company's largest shareholders, "Nashua's existing Board and management is committed to delivering value for all of our stockholders and we remain confident that our existing strategy will do just that.

      "At the same time, while the Board continues to believe that the 1996 Shareholder Rights Plan could be an important tool in protecting all shareholders, it recognizes that a number of existing shareholders, including the Gamco/Gabelli Group, would prefer to have Nashua redeem the Rights. Our Board has decided to let all of our shareholders decide."

      Commenting on the Newcastle proxy filed Wednesday, Garbacz continued:
"Newcastle admits that its nominees have not done any analysis on whether they could maximize value for our shareholders. In contrast, our Board has been working closely with Lazard Freres through a major analysis and restructuring of the company. The Board has refocused the business, returned $15 million to shareholders through a stock repurchase program and considered in depth and on several occasions a broad range of alternatives to increase shareholder value. The Board continues to believe that we are on the best course to deliver value to shareholders."

      Concluded Garbacz, "We are listening to and working constructively with our major shareholders to create value for everyone. There's clearly no need or justification to turn control of Nashua over to Newcastle, a dissident shareholder group which only very recently acquired its small stake."

       Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.

      If you have any questions related to the Nashua proxy, please call our proxy solicitor Corporate Investor Communications, Inc., at 1-888-238-1257.

AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in Nashua's definitive proxy materials contains a list of the participants in any solicitation that may be represented by this press release and those definitive proxy materials. Copies of the proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number provided above, and from the SEC's web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believe," "remain confident that," "will," "intends" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, failure to complete the planned strategic acquisitions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.